UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 17, 2009

BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA	24055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02.	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 9, 2009, Bassett Furniture Industries, Inc. (the “Company”) disclosed that it was unable to file its Form 10-Q for the quarter ended May 30, 2009 without unreasonable effort and expense primarily as a result of a reevaluation of the Registrant’s accounting process and methodology related to its accounts and notes receivable reserves pursuant to comment letters received from the US Securities and Exchange Commission staff (“SEC”) as part of the SEC’s regular triennial review of the Company’s Form 10-K for the year ended November 29, 2008 and the quarter ended February 28, 2009. On August 17, 2009, the Company’s management and the Audit Committee of the Company’s Board of Directors determined that, as a result of this reevaluation, the Company should restate its financial statements for the quarter ended February 28, 2009. Consequently, the previously issued consolidated financial statements for the first quarter of 2009 should no longer be relied on. The Company’s management and the Audit Committee discussed these matters with Ernst & Young LLP, the Company’s independent registered public accounting firm.

The restatement will increase the Company’s net loss for the quarter by $3.3 million, resulting in a net loss of $12.0 million, as compared to a previously reported net loss of $8.7 million. The increased net loss is primarily due to increased reserves and valuation adjustments related to long-term notes receivable and reduced revenue for certain customers where it was concluded that revenue should be recognized on a cost recovery basis for shipments in the quarter ended February 28, 2009. As a result of the restatement, the Company violated the net worth covenant under its revolving credit facility for the quarter ended February 28, 2009. As such, the Company will classify its debt under the revolving credit facility from long-term to current. The Company expects to file its Amended Form 10-Q for the quarter ended February 28, 2009 within the next week. In addition, the Company is in discussions with its bank to obtain a waiver of the debt covenant violation and/or an amendment to the net worth covenant and expects these discussions to be completed by the end of August, by which time the Company plans to file its Form 10-Q for the quarter ended May 30, 2009. The filing of the Company’s quarterly report on Form 10-Q for the quarter ended May 30, 2009 on or before September 14, 2009 will bring the Company into compliance with the continuing listing standards of the NASDAQ stock market as promulgated in Listing Rule 5250(c)(1).

The Company issued a press release disclosing the foregoing. A copy of that press release is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits .

(d)	Exhibits.

See exhibit index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: August 20, 2009	By:	/s/ J. Michael Daniel
J. Michael Daniel
	Title:	Corporate Controller and Interim Chief Financial Officer

EXHIBIT INDEX

Description
Exhibit No. 99	News release issued by Bassett Furniture Industries on August 20, 2009.